Exhibit 10
Form 10KSB
SPM Group, Inc.

                          THIRD AMENDMENT
                              TO THE
                              BYLAWS
                                OF
                          SPM GROUP, INC.

                            ARTICLE III
                        Board of Directors

3.  1       Number, Election, and Tenure. The business and affairs
of the corporation will be managed by a board of directors which will consist of three natural persons who will be elected at the annual meeting of shareholders by majority vote; and each director will be elected to serve until the next annual meeting and until his successor is elected and qualified.

                            CERTIFICATE

     The undersigned hereby certifies that he is the duly elected, qualified, acting, and hereunto authorized Assistant Secretary of the aforesaid Corporation and that the foregoing third amendment to the Bylaws constitutes a true and complete copy of the said amendment of the Bylaws of said Corporation as adopted by the Resolution of the Corporate Board on 14 August 1982 and presently in full force and effect.

       IN   WITNESS  WHEREOF,  the  undersigned  has  signed  this
Certificate and affixed hereto the seal of said Corporation.

Dated: 12 March 1984
                                      /s/   Robert   Wiegand   II,
Secretary